As filed with the Securities and Exchange Commission on October 15, 2014
Registration No. 333-192003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 ON FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
__________________________

Nevada	3826	90-0416683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Ivan Trifunovich, President and Chief Executive Officer
7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Please send copies of all communications to:

Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 31, 2013, WaferGen Bio-systems, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “Commission”) on Form S-1 (Registration No. 333-192003), which was amended on each of December 19, 2013, January 9, 2014, January 27, 2014 and February 12, 2014 (as so amended, the “Registration Statement” or the “Form S-1”). The Registration Statement was declared effective on February 14, 2014. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1, including the exclusion from the prospectus of shares of common stock that are no longer required to be registered. All share and per-share numbers (other than the par value of the Company’s capital stock) have been adjusted to give effect to a one-for-ten reverse split of the Common Stock that was implemented on June 30, 2014.

All filing fees payable in connection with the registration of the shares of the Common Stock covered by the Registration Statement were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2014

WAFERGEN BIO-SYSTEMS, INC.

PROSPECTUS

Up to 1,120,763 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of WaferGen Bio-systems, Inc. of up to 1,120,763 shares of common stock, par value $0.001 per share. These shares comprise 744,825 shares of issued and outstanding common stock (which includes 162,500 shares of common stock issued on the conversion of 646.0351 shares of Series 1 Convertible Preferred Stock and excludes 7,050 shares for which registration is no longer required) and 375,938 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders in connection with a private placement offering completed on August 27, 2013 and September 30, 2013. The common stock, Series 1 Convertible Preferred Stock and warrants were sold to the selling stockholders in a private placement as units at a purchase price of $50,000 per unit, with each unit consisting of (i) either 2,500 shares of common stock or 9.9390 shares of Series 1 Convertible Preferred Stock, and (ii) 1,250 warrants to purchase one share of common stock at an exercise price of $26.00 per whole share.

The selling stockholders named in this prospectus have advised us that they will sell the shares of common stock from time to time in the open market, on the Nasdaq Capital Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the Nasdaq Capital Market under the symbol “WGBS.” On October 13, 2014, the closing price of our common stock was $3.67 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks identified in this prospectus under “Risk Factors” on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                             , 2014

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the risks of purchasing our common stock identified under “Risk Factors” on page 7 of this prospectus and our financial statements and any other information incorporated herein by reference.

Except as otherwise indicated and in our financial statements, all share and per share data in this prospectus gives effect to the one-for-ten (1-for-10) reverse stock split of our common stock which occurred on June 30, 2014.

As used in this prospectus the terms “WaferGen,” the “Company,” “we,” “our” and “us” refer to WaferGen Bio-systems, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company or where the context requires otherwise.

Our Company

Since we commenced operations in 2003, we have been engaged in the development of systems for gene expression quantification, genotyping and stem cell research. Since 2008, our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences and pharmaceutical drug discovery industries. Since the beginning of 2014, following an acquisition, we now also sell the Apollo 324™ product line used in library preparation for next-generation sequencing (“NGS”). Our combined product lines now offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments (such as MiSeqTM from Illumina and PGMTM from Thermo Fisher) to produce better results in terms of accuracy, while at the same time simplifying the workflow in a cost efficient manner.

Our SmartChip products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Many scientists believe that much of the work to seek new therapeutic solutions will be directed at understanding the expression level of key relevant segments of DNA (i.e. genes and other regulatory elements), as well as the changes in their sequence (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. Increasingly, researchers are focusing their attention on studying physiological phenomena at the molecular level and are consequently committing their research budgets to acquiring research tools that help them develop personalized therapies.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including mRNA, microRNA and lncRNA expression level measurement, as well as SNP genotyping. In August 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time polymerase chain reaction (“real-time PCR”) tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of NGS. In July 2012, we launched the SmartChip MyDesign System, which is the second-generation instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.

Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System. This new product is designed to perform a critical sample preparation step prior to targeted NGS. The targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach offers certain advantages over existing chemistries and platforms. Although these advantages could help us successfully compete in the high potential emerging market for clinical sequencing, we face considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE,” now a division of Thermo Fisher).

We employ a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System or Apollo 324TM instrument) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panels or PrepXTM reagents), similar to the “razor and razor blade” business model.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and net income or loss, we believe that quarterly comparisons of operating results are not a good indication of future performance.

Since inception, we have incurred substantial operating losses. As of June 30, 2014, our accumulated deficit was $85,487,196. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

Nasdaq Listing

Since August 22, 2014, our common stock has been listed on the Nasdaq Capital Market under the symbol “WGBS.” We do not intend to apply for listing of our warrants on any securities exchange or other trading system.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks identified in the section entitled “Risk Factors” on page 7 of this prospectus and incorporated herein by reference, before investing in the units. Risks relating to our business include, among others:

•
we may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests;

•	we have experienced a decline in sales in the past, and we may be unable to generate sufficient sales to achieve profitable operations;

•
we have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies;

•	we have a history of losses that may continue in the future and we may not be able to continue as a going concern;

•
our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, and our success and our operating results will substantially depend on these customers;

•	we expect that our results of operations will fluctuate, which could cause our stock price to decline;

•	if we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals;

•
we expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell, which would limit our ability to compete and achieve and maintain profitability, and if we cannot continuously develop and commercialize new products, our revenue may not grow as intended;

•	we may not realize the anticipated benefits of the acquisition of assets from IntegenX Inc. as there are numerous risks associated with any acquisition; and

•	the recent restatement of our quarterly financial statements for the third quarter of 2013 subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

Corporate Information

Wafergen, Inc. was incorporated in Delaware on October 22, 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transactions, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc. WaferGen Bio-systems, Inc. was incorporated under the laws of the State of Nevada on August 4, 2005, under the name Scuttlebutt Yachts, Inc., subsequently renamed La Burbuja Cafe, Inc. on June 20, 2006, and WaferGen Bio-systems, Inc. on January 31, 2007, in anticipation of the merger with Wafergen, Inc. We also have a subsidiary in Luxembourg. Our principal executive offices are located at 7400 Paseo Padre Parkway, Fremont, California 94555. The telephone number at our principal executive offices is (510) 651-4450. Our website address is www.wafergen.com. Information contained on our website is not deemed part of this prospectus, other than our Code of Business Conduct and Ethics, which is incorporated by reference.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 1,120,763 shares of our common stock, par value $0.001 per share. These shares include 744,825 shares of issued and outstanding common stock (which includes 162,500 shares of common stock issued on conversion of 646.0351 shares of Series 1 Convertible Preferred Stock and excludes 7,050 shares for which registration is no longer required) and 375,938 shares of common stock issuable upon the exercise of warrants. The shares of common stock, Series 1 Convertible Preferred Stock and warrants were issued to the selling stockholders on August 27, 2013 and September 30, 2013, pursuant to a private placement offering (the “2013 Private Placement”), as described below under “--2013 Private Placement.” No shares of common stock are being offered for sale by us.

Common stock offered by the selling stockholders	1,120,763

Common stock to be outstanding after the offering	6,029,319

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors
See the section titled “Risk Factors” and the other information included in this prospectus for information regarding factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Capital Market Symbol	“WGBS”

The number of shares of common stock offered by the selling stockholders consists of:

•	582,325 shares of common stock issued and outstanding immediately after the 2013 Private Placement and requiring registration;

•	162,500 shares of common stock issued and outstanding following the conversion of 646.0351 shares of Series 1 Convertible Preferred Stock in August 2014; and

•	375,938 shares of common stock issuable upon exercise of outstanding warrants.

The number of shares of our common stock to be outstanding after this offering is based on 5,653,381 shares outstanding as of September 30, 2014, (which includes 751,875 shares of common stock issued to accredited investors in the 2013 Private Placement, including those issued on the conversion of Series 1 Preferred Stock; 858,069 shares of common stock issued to accredited investors in the August 2013 Exchange, including those issued on the conversion of Series 1 Preferred Stock; and 4,000,000 shares of common stock issued in a public offering in 2014) and assumes the exercise of warrants to purchase 375,938 shares of common stock held by the selling stockholders and, as at September 30, 2014, excludes:

•	218,412 shares of restricted stock that will vest on various dates from December 31, 2014 to May 29, 2017;

•	187,576 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $4.60 to $2,375.43 and a weighted average exercise price of $27.48 per share;

•	5,267,538 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $5.00 to $2,981.70 and a weighted average exercise price of $7.22 per share;

•
64,700 shares of common stock issuable and 32,350 shares issuable upon the exercise warrants with an exercise price of $26.00 upon the exercise of 25.88 outstanding placement agent unit warrants with an exercise price of $50,000 per unit;

•
1,179,807 shares of common stock issuable, based on an average closing stock price in the preceding 30 days of $4.4075, should we elect to repay our Malaysian Notes with a face value of $5.2 million by issuance of our common stock; and

•	7,043 shares of common stock reserved for future issuance under our 2008 Stock Incentive Plan.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we entered into a Securities Purchase Agreement with certain accredited investors, including the selling stockholders, for the private sale of units at $50,000 per unit. Each unit consisted of (1) either 2,500 shares of our common stock or 9.9390 shares of the Series 1 Convertible Preferred Stock and (2) warrants to purchase 1,250 shares of common stock. At the initial closing of the offering on August 27, 2013, we received gross proceeds of $13,668,500 and issued a total of 520,925 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock (convertible into a total of 162,500 shares of common stock) and 341,713 warrants. At the second and final closing of the offering on September 30, 2013, we received gross proceeds of $1,369,000 and issued a total of 68,450 shares of common stock and 34,225 warrants.

The warrants are exercisable at any time within five years of the applicable issuance date at an initial exercise price of $26.00 per share with cashless exercise in the event a registration statement covering the resale of the shares of common stock underlying the warrants is not in effect by the six month anniversary of the issuance of the warrants.

We engaged a registered broker dealer to serve as placement agent for the 2013 Private Placement and the placement agent received (a) selling commissions aggregating 10% of the gross proceeds of the units sold to the investors that the placement agent introduced to the Company (collectively, “PA Investor Parties”) plus 5% of the gross proceeds of the securities sold to investors who are officers or directors of the Company or existing investors in the Company that the placement agent did not introduce to the Company (collectively, “Company Investor Parties”), (b) five-year warrants to purchase for $50,000 per unit (subject to certain adjustments) such number of units as is equal to 10% of the number of units issued to PA Investor Parties plus 5% of the number of units issued to Company Investor Parties in the 2013 Private Placement, and (c) reimbursement by the Company for certain expenses, not to exceed $100,000, incurred in connection with the 2013 Private Placement.

We intend to use the net proceeds from the Securities Purchase Agreement for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of the Company’s target enrichment and other products.

The issuances of the new securities to the investors pursuant to the Securities Purchase Agreement were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D.

We entered into a Registration Rights Agreement dated as of August 27, 2013 with the investors, other than the placement agent, pursuant to which we agreed to register under the Securities Act the offering and sale by the investors of the shares of common stock sold pursuant to the Securities Purchase Agreement, the shares of common stock to be issued upon conversion of the Series 1 Preferred Shares, and the shares of common stock to be issued upon exercise of the warrants.

2014 Reverse Stock Split

On June 27, 2014, we filed with the Secretary of State of the State of Nevada a certificate of amendment to our articles of incorporation, which effectuated as of June 30, 2014, at 1:01 p.m. Pacific Time (the “Effective Time”) a reverse stock split of our common stock by a ratio of one-for-ten (the “2014 Reverse Split”). At the Effective Time, every ten outstanding shares of common stock became one share of common stock. No fractional shares were, issued in connection with the 2014 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2014 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

On June 30, 2014, we received approval from the Financial Industry Regulatory Authority (“FINRA”) to effectuate the Reverse Split in the market at the open of business on July 1, 2014. At such time, our Common Stock had a new CUSIP number, 93041P 308, and our trading symbol was temporarily changed to “WGBSD.” The added “D” remained for 20 business days after which our trading symbol reverted back to “WGBS.”

The 2014 Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under our 2008 Stock Incentive Plan.

All of the information in this prospectus has been presented to reflect the impact of the one-for-ten 2014 Reverse Split.

2013 Reverse Stock Split

On August 26, 2013, we filed with the Secretary of State of the State of Nevada a certificate of amendment to our articles of incorporation, which effectuated as of August 27, 2013, at 1:01 p.m. Pacific Time (the “Effective Time”) a reverse stock split of our common stock by a ratio of one-for-99.39 (the “2013 Reverse Split”). At the Effective Time, every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were, issued in connection with the 2013 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2013 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

On August 27, 2013, we received approval from the Financial Industry Regulatory Authority (“FINRA”) to effectuate the 2013 Reverse Split in the market at the open of business on August 28, 2013. At such time, our Common Stock had a new CUSIP number, 93041P 209, and our trading symbol was temporarily changed to “WGBSD.” The added “D” remained for 20 business days after which our trading symbol reverted back to “WGBS.”

The 2013 Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under our 2008 Stock Incentive Plan.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the Nasdaq Capital Market or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 20.

Other Recent Events

2014 Public Offering

On August 27, 2014, we completed a public offering (the “2014 Public Offering”) in which we sold an aggregate of 4,000,000 shares of our common stock (net of 600,000 shares of common stock sold by certain selling stockholders from the full exercise of the overallotment option of shares granted to the underwriters) and warrants to purchase an aggregate of up to 4,600,000 shares of our common stock (inclusive of 600,000 shares of common stock sold by the Company from the full exercise of the overallotment option of warrants granted to the underwriters) for an aggregate purchase price of $20,000,006. After deducting underwriting discounts, commissions and offering expenses payable by the Company, the aggregate net proceeds received by the Company totaled approximately $18.0 million.

Subject to certain ownership limitations, the warrants are exercisable at any time within five years of their issuance date at an exercise price of $5.00 per share, and under certain circumstances are exercisable using cashless exercise.

The Company retained underwriters in connection with the 2014 Public Offering, and pursuant to the terms of an underwriting agreement, the Company paid the underwriters an aggregate fee totaling approximately $1,675,000. In addition, the Company issued the underwriters 120,000 warrants at the closing of the 2014 Offering, each warrant entitling the holder to purchase one share of common stock for $6.25 at any time within five years of August 27, 2014, their issuance date.

We used approximately $1.3 million of the net proceeds from the 2014 Public Offering to repay a $1.25 million secured promissory note to IntegenX Inc. We intend to use the rest of the net proceeds for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products.

August 2013 Exchange

On May 25, 2011, we entered into a Purchase Agreement with the selling stockholders (the “2011 Purchase Agreement”). Pursuant to the 2011 Purchase Agreement, we previously issued to the selling stockholders (i) certain shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, (ii) certain Convertible Promissory Notes convertible into shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and (iii) certain warrants (the “2011 Warrants” and together with the Series A-1 Preferred Shares and the Convertible Notes, the “2011 Securities”) to purchase shares of our common stock.

On August 27, 2013, we entered into an exchange agreement (the “Exchange Agreement”) with the selling stockholders. Pursuant to the Exchange Agreement, the selling stockholders agreed to exchange (the “August 2013 Exchange”) all their 2011 Securities for shares of our common stock, shares of newly designated Series 1 Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of common stock. In the aggregate, the Company exchanged Series A-1 Preferred Shares with a liquidation preference of $17,081,913, Convertible Notes with a principal amount of $17,084,894 and 2011 Warrants exercisable for 565,180 shares of common stock for 2,987.0167 shares of Series 1 Convertible Preferred Stock, 106,731 shares of our common stock and warrants exercisable for 236,900 shares of common stock.

The August 2013 Exchange was completed after giving effect to the one-for-99.39 reverse stock split described above under “—2013 Reverse Stock Split.” After completing the August 2013 Exchange, we retired the Series A-1 Preferred Shares, and no Series A Preferred Shares remained issued or outstanding and none will be issued in the future.

The warrants issued pursuant to the August 2013 Exchange are exercisable at any time before August 27, 2018 at an initial exercise price of $26.00 per share with cashless exercise.

The issuances of the new securities to the selling stockholders pursuant to the Exchange Agreement were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D.

In connection with the Exchange Agreement, we entered into a Registration Rights Agreement dated as of August 27, 2013 with the selling stockholders, pursuant to which we agreed to register under the Securities Act the offering and sale by the selling stockholders of the common shares issued pursuant to the Exchange Agreement, the shares of common stock to be issued upon the conversion of the Series 1 Preferred Shares and the shares of common stock to be issued upon the exercise of the exchange warrants.

RISK FACTORS

A purchase of our shares of common stock is an investment in our securities and involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated in our subsequent periodic reports filed with the Securities and Exchange Commission. All of these risk factors are incorporated by reference herein in their entirety. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In that case, the market price of the Common Stock could decline, and you may lose part or all of your investment in our company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained or incorporated by reference in this prospectus may contain forward-looking statements. Except for the historical information contained or incorporated by reference in this prospectus, the matters discussed or incorporated by reference herein are forward looking statements. These forward looking statements include but are not limited to our plans for sales growth and expectations of gross margin, expenses, new product introduction, and our liquidity and capital needs. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties discussed in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, currency fluctuations, economic trends in the United States and inflation. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by selling stockholders of:

•	Up to 582,325 shares of our common stock issued and requiring registration under the terms of the 2013 Private Placement;

•	Up to 162,500 shares of our common stock issued following the conversion of 646.0351 shares of Series 1 Convertible Preferred Stock issued under the terms of the 2013 Private Placement; and

•	Up to 375,938 shares of our common stock issuable upon exercise of warrants issued under the terms of the 2013 Private Placement.

Pursuant to registration rights agreement executed in connection with the 2013 Private Placement, we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, under the Securities Act to register these resales. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below. Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments to this prospectus from time to time, if and as required.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus.

The following table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected in the column “Shares of Common Stock Being Offered in this Offering” in the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in such column, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
Neel B. Ackerman and Martha N. Ackerman, Jt. WROS	25,000	22,500	7,500	40,000	*	0	40,000	*
Stewart and Nancy Ackerman, JTWROS	1,250	625	1,875	0	*	0	0	*
Applebaum Family Limited Partnership (1)	1,250	625	1,875	0	*	0	0	*
NFS/FMTC SEP IRA FBO Yadon Arad (2)	1,250	625	1,875	0	*	0	0	*
James C. and Susan M. Arnold, Jt. WROS	2,500	1,250	3,750	0	*	0	0	*
Robert L. Bahr Revocable Trust (3)	6,250	5,625	1,875	10,000	*	0	10,000	*
The Bahr Family LP (3)	18,750	16,875	5,625	30,000	*	0	30,000	*
Terry M. and Martha J. Barr, Jt. WROS	14,500	13,250	3,750	24,000	*	0	24,000	*
John R. Bartos	2,500	1,250	3,750	0	*	0	0	*
Peter Beck Revocable Trust (4)	22,000	18,500	10,500	30,000	*	0	30,000	*
Anthony Behette	2,500	1,250	3,750	0	*	0	0	*
Madeleine Behette	5,000	2,500	7,500	0	*	0	0	*
Marguerite Behette Hart	5,000	2,500	7,500	0	*	0	0	*
John E. Bishop	12,500	11,250	3,750	20,000	*	0	20,000	*
NFS/FMTC SEP IRA FBO John G. Braum (5)	1,250	625	1,875	0	*	0	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
Paul Breglio	7,250	6,125	3,375	10,000	*	0	10,000	*
Randy Burns	3,500	2,250	3,750	2,000	*	0	2,000	*
Frank Cardile	5,000	2,500	7,500	0	*	0	0	*
Dr. John Carlin	1,250	625	1,875	0	*	0	0	*
Clericuzio Family Revocable Trust (6)	2,500	1,250	3,750	0	*	0	0	*
William Coney	1,000	500	1,500	0	*	0	0	*
Robert Coradini (7)	13,587	5,127	9,375	9,339	*	8,961	378	*
Ray Crespo	7,500	6,250	3,750	10,000	*	0	10,000	*
Sharon Crowder	6,250	5,625	1,875	10,000	*	0	10,000	*
D & J Managers, LLC (8)	10,000	5,000	15,000	0	*	0	0	*
NFS FMTC (IRRL) FBO Dale Davey (9)	0	525	525	0	*	0	0	*
Paul J. Decker	1,250	625	1,875	0	*	0	0	*
Brad Deering	1,250	625	1,875	0	*	0	0	*
Leonard DeOlivera	3,250	2,625	1,875	4,000	*	0	4,000	*
Peter DiMaria	2,500	1,250	3,750	0	*	0	0	*
Joe C. Drumheller	4,500	3,250	3,750	4,000	*	0	4,000	*
Steven Duvall	2,500	1,250	3,750	0	*	0	0	*
John O. Dunkin	12,500	11,250	3,750	20,000	*	0	20,000	*
Lewis M. Edelstein Trust (10)	2,500	1,250	3,750	0	*	0	0	*
Brandon Eibes	1,250	625	1,875	0	*	0	0	*
Equity Investments L.P.(11)	10,000	5,000	15,000	0	*	0	0	*
NFS/FMTC Traditional IRA FBO Ronald Finestone (12)	1,250	625	1,875	0	*	0	0	*
Hamilton C. Fish	4,250	3,625	1,875	6,000	*	0	6,000	*
Curtis and Ellen Foster, Jt. WROS	3,750	1,875	5,625	0	*	0	0	*
Chester Fox	1,500	750	2,250	0	*	0	0	*
Barry Frost	2,500	1,250	3,750	0	*	0	0	*
Howard K. Fuguet	2,500	1,250	3,750	0	*	0	0	*
Future LLC (13)	15,000	12,500	7,500	20,000	*	0	20,000	*
Laurel A. Gardner & Stephen Gardner, Jt. TIC	1,250	625	1,875	0	*	0	0	*
Stephen Gardner	1,250	625	1,875	0	*	0	0	*
Donald R. Gauthier, Jr.	1,250	625	1,875	0	*	0	0	*
Larry Gelbfish	7,500	3,750	11,250	0	*	0	0	*
Glendenning Investment Group (14)	5,000	2,500	7,500	0	*	0	0	*
Baiju Gohil	1,250	625	1,875	0	*	0	0	*
Douglas Grant	1,250	625	1,875	0	*	0	0	*
NFS/FMTC SEP IRA FBO Douglas Grant (15)	1,250	625	1,875	0	*	0	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
NFS/FMTC Sep IRA FBO Roze Grant (16)	2,500	1,250	3,750	0	*	0	0	*
Michael Hafke	5,000	2,500	7,500	0	*	0	0	*
Derek Hales	10,000	5,000	15,000	0	*	0	0	*
NFS/FMTC Rollover IRA FBO Timothy W.Hansen (17)	2,500	1,250	3,750	0	*	0	0	*
James E. Harris	12,500	11,250	3,750	20,000	*	0	20,000	*
Dr. Larry Hauskins	2,500	1,250	3,750	0	*	0	0	*
Steve Helman Rev. Trust U/A DTD 1-15-01 (18)	7,500	3,750	11,250	0	*	0	0	*
Edward Howe	1,500	750	2,250	0	*	0	0	*
William Huff	1,250	625	1,875	0	*	0	0	*
John Jaecker	1,250	625	1,875	0	*	0	0	*
The Max Johnson Living Trust (19)	2,500	1,250	3,750	0	*	0	0	*
Thomas Jefferson Jones	7,500	6,250	3,750	10,000	*	0	10,000	*
NFS/FMTC SEP IRA FBO Thomas J. Jones III (20)	2,500	1,250	3,750	0	*	0	0	*
Howard and Susan Kalka, Jt. WROS	0	2,500	2,500	0	*	0	0	*
Edward J. Kansa	1,250	625	1,875	0	*	0	0	*
Kanter Family Foundation (21)	13,980	11,638	3,750	21,868	*	1,792	20,076	*
Joel Kanter (22)	3,339	1,507	750	4,096	*	3,583	513	*
Joshua S. Kanter	500	250	750	0	*	0	0	*
Chicago Investments, Inc. (23)	2,576	1,250	3,750	76	*	0	76	*
Robert Kaufman	17,500	8,750	26,250	0	*	0	0	*
Michael D. Langan TTEE/ Joseph N. Langan Char. Tr., U/A 12/28/72. (24)	1,250	625	1,875	0	*	0	0	*
Michael D. Langan TTEE/Langan Family Trust for Joseph N. Langan Char. Tr., U/A 2/12/83 (24)	1,250	625	1,875	0	*	0	0	*
Robert C. Lannert Trust (25)	5,000	2,500	7,500	0	*	0	0	*
Rex Larkin	1,425	713	2,138	0	*	0	0	*
Leroy Larson	1,250	625	1,875	0	*	0	0	*
Kenneth Laviano	2,500	1,250	3,750	0	*	0	0	*
Stephen H. Lebovitz	6,250	5,625	1,875	10,000	*	0	10,000	*
Brian W. Leentjes	1,250	625	1,875	0	*	0	0	*
Dwight Raymond Lemoine	7,500	3,750	11,250	0	*	0	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
Linden Growth Partners L.P. (26)	37,000	27,000	30,000	34,000	*	0	34,000	*
NFS/FMTC Rollover IRA FBO Bruce Locker (27)	2,500	1,250	3,750	0	*	0	0	*
NFS/FMTC Simple IRA Robertson Electric Co. FBO Bruce Locker (27)	2,500	1,250	3,750	0	*	0	0	*
Edward Lopez	6,500	5,250	3,750	8,000	*	0	8,000	*
Lund Family Marital Trust 7/7/95 (28)	2,500	1,250	3,750	0	*	0	0	*
Tommy Tuan Ly	6,250	5,625	1,875	10,000	*	0	10,000	*
NFS/FMTC IRA FBO Terry Mace (29)	2,500	1,250	3,750	0	*	0	0	*
Kevin Mack	5,000	3,750	3,750	5,000	*	0	5,000	*
David W. Maehling	6,250	5,625	1,875	10,000	*	0	10,000	*
John Maguire and Kate Maguire, Jt. Tens	2,500	1,250	3,750	0	*	0	0	*
Steven Mandell	2,500	1,250	3,750	0	*	0	0	*
Charles Matthews	7,500	3,750	11,250	0	*	0	0	*
Thomas Mayberry	2,500	1,250	3,750	0	*	0	0	*
Alex Mayers	5,000	2,500	7,500	0	*	0	0	*
James McBrearty, Jr.	2,500	1,250	3,750	0	*	0	0	*
James McBrearty, Jr. and Rita McBrearty, Jt. WROS	1,250	625	1,875	0	*	0	0	*
Jonathan T. McClure	4,750	4,125	1,875	7,000	*	0	7,000	*
Merlin Nexus III, LP (30)	122,968	70,761	4,125	189,604	3.11%	89,604	100,000	1.58%
Dr. Jeffrey Miller	2,500	1,250	3,750	0	*	0	0	*
Miller Gas and Oil, Inc. (31)	2,950	2,325	1,875	3,400	*	0	3,400	*
Steve Moger	2,500	1,250	3,750	0	*	0	0	*
Joaquin S. Molinet and Mary Christine Molinet, Jt. WROS	1,250	625	1,875	0	*	0	0	*
Daniel R. Monks	15,500	14,250	3,750	26,000	*	0	26,000	*
R.E. Monks Construction Company (32)	27,000	24,500	7,500	44,000	*	0	44,000	*
Simon Muzio and Enas Muzio, Jt. WROS	1,250	625	1,875	0	*	0	0	*
NYBOR Group, Inc. (33)	2,507	1,250	3,750	7	*	0	7	*
Dr. Neal Nesbitt	3,750	1,875	5,625	0	*	0	0	*
Jeanna Nelis	1,250	625	1,875	0	*	0	0	*
The G. O’Connor Trust (34)	9,300	6,800	7,500	8,600	*	0	8,600	*
Pelco, Inc. (35)	2,500	1,250	3,750	0	*	0	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
Randy F. Perillo	9,250	4,625	13,875	0	*	0	0	*
James J. Peters	5,500	4,250	3,750	6,000	*	0	6,000	*
Larry E. Rasmussen	2,500	1,250	3,750	0	*	0	0	*
James G. and Beverly Reed, Jt. WROS	3,750	1,875	5,625	0	*	0	0	*
James J. Regan and Maureen E. Regan, Jt. WROS	6,250	5,625	1,875	10,000	*	0	10,000	*
NFS/FMTC IRA FBO Stanley Michael Rein (36)	1,250	625	1,875	0	*	0	0	*
Michael & Ida Robson, Jt. WROS	1,250	625	1,875	0	*	0	0	*
Dyke Rogers	2,500	1,250	3,750	0	*	0	0	*
Simon Rose	1,250	625	1,875	0	*	0	0	*
Lindsay A. Rosenwald	75,000	62,500	37,500	100,000	1.64%	0	100,000	1.58%
Rossi Motors, Inc. (37)	2,500	1,250	3,750	0	*	0	0	*
Bruce E. Rutherford	2,250	1,625	1,875	2,000	*	0	2,000	*
Paul Sallwasser	3,750	1,875	5,625	0	*	0	0	*
Lloyd and Deborah Schill, Jt. WROS	1,250	625	1,875	0	*	0	0	*
Katherine O. Schimmel	2,500	1,250	3,750	0	*	0	0	*
Leyla K. Schimmel	2,500	1,250	3,750	0	*	0	0	*
Charles E. Schroeder	2,500	1,250	3,750	0	*	0	0	*
The Shivji Family Trust dtd June 12, 2000 (38)	21,583	6,430	7,500	20,513	*	14,337	6,176	*
Richard S. Simms	6,250	5,625	1,875	10,000	*	0	10,000	*
Stuart Simpson	1,250	625	1,875	0	*	0	0	*
Vernon L. Simpson	36,500	35,250	3,750	68,000	1.12%	0	68,000	1.08%
Martin and Terri Stallone, Tenants in Entirety	2,500	1,250	3,750	0	*	0	0	*
Allan Paul Steffes	12,500	6,250	18,750	0	*	0	0	*
Perry Sutaria	2,500	1,250	3,750	0	*	0	0	*
Scott R. Swix and Kim M. Swix, Jt. WROS	1,000	500	1,500	0	*	0	0	*
Avraham & Susan Tahari, Jt. WROS	5,000	2,500	7,500	0	*	0	0	*
Gerald A. Tomsic Trustee of the Gerald A. Tomsic 1995 Trust (39)	37,000	34,500	7,500	64,000	1.06%	0	64,000	1.02%
NFS/FMTC Roth IRA FBO Ingram Tynes (40)	5,000	2,500	7,500	0	*	0	0	*
Jan T. Vreeland	1,250	625	1,875	0	*	0	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
John E. Waltzing	26,250	23,125	9,375	40,000	*	0	40,000	*
Tarun and Seema Wasil, Jt. WROS	1,250	625	1,875	0	*	0	0	*
Steven A. Waters	6,250	5,625	1,875	10,000	*	0	10,000	*
Howard Wengrow	1,250	625	1,875	0	*	0	0	*
Joe B. Wiser	1,250	625	1,875	0	*	0	0	*
NFS FMTC Rollover IRA FBO Ralph T. Wood (41)	2,750	1,375	4,125	0	*	0	0	*
Perry M. Woods, Jr.	1,250	625	1,875	0	*	0	0	*
Wuethrich Investments LLC / Dallas Wuethrich (42)	2,500	1,250	3,750	0	*	0	0	*
Jaye S. Venuti, DDS & Michael H. Yokoyama, DDS, PDC, Defined Benefit Plan (43)	6,250	5,625	1,875	10,000	*	0	10,000	*
Raymond Yarusi, Jr.	7,250	6,625	1,875	12,000	*	0	12,000	*
Glenn Zweygardt	1,250	625	1,875	0	*	0	0	*
3MD Partners Ltd. (44)	2,500	1,250	3,750	0	*	0	0	*
Biomedical Value Fund, L.P. (45) (64)	147,254	47,270	44,313	150,211	2.48%	150,211	0	*
Biomedical Institutional Value Fund, L.P. (46) (64)	35,740	11,481	10,812	36,409	*	36,409	0	*
Biomedical Offshore Value Fund, Ltd. (47) (64)	87,705	27,877	24,540	91,042	1.51%	91,042	0	*
WS Investments II, LLC (48) (64)	4,844	1,556	1,465	4,935	*	4,935	0	*
Class D Series of GEF-P.S., L.P. (49) (64)	87,956	28,255	26,607	89,604	1.48%	89,604	0	*
Jeffrey R. Jay, Trustee for the benefit of Thomas C. Jay QPERT (50)	7,036	2,260	2,128	7,168	*	7,168	0	*
Jeffrey R. Jay, Trustee for the benefit of Carolyn Jay Trust (51)	3,518	1,130	1,064	3,584	*	3,584	0	*
Jeffrey R. Jay, Trustee for the benefit of JR Jay Jr Trust (52)	3,518	1,130	1,064	3,584	*	3,584	0	*
Jeffrey R. Jay (53)	14,074	4,521	4,257	14,338	*	14,338	0	*
Deerfield Private Design Fund II, L.P. (54)	106,063	34,295	29,708	110,650	1.83%	110,650	0	*
Deerfield Private Design International II, L.P. (55)	121,539	39,298	34,042	126,795	2.09%	126,795	0	*

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)	Percentage of Common Stock Owned Upon Completion of this Offering and the Separate Offering (f)
Deerfield Special Situations Fund, L.P. (56)	118,879	32,080	28,241	122,718	2.03%	122,718	0	*
Deerfield Special Situations Fund International Master Fund, L.P. (57)	108,722	41,513	35,509	114,726	1.89%	114,726	0	*
Robert Forst	12,500	11,250	3,750	20,000	*	0	20,000	*
James Buck	8,250	7,625	1,875	14,000	*	0	14,000	*
John W. Ewell	7,500	3,750	11,250	0	*	0	0	*
John M. Gasidlo	6,750	5,875	2,625	10,000	*	0	10,000	*
Mark Ginsburg	8,250	7,625	1,875	14,000	*	0	14,000	*
Peter T. Healy	12,500	11,250	3,750	20,000	*	0	20,000	*
Jerry Huntley	1,250	625	1,875	0	*	0	0	*
Firas Husein	5,625	6,250	1,875	10,000	*	0	10,000	*
S. Alan Lisenby	2,200	1,100	3,300	0	*	0	0	*
John C. Murrens	6,250	5,625	1,875	10,000	*	0	10,000	*
David N. and Linda J. Porter, Jt. WROS	12,500	11,250	3,750	20,000	*	0	20,000	*
NFS/FMTC Rollover IRA FBO: Frank Restivo (58)	1,500	750	2,250	0	*	0	0	*
John Roth III	1,250	625	1,875	0	*	0	0	*
NFS/FMTC Rollover IRA FBO Robert Russell (59)	0	500	500	0	*	0	0	*
William Silver	7,500	6,250	3,750	10,000	*	0	10,000	*
Raymond Tesi	6,250	3,125	9,375	0	*	0	0	*
Jaye S. Venuti & Michael H. Yokoyama Family Trust (42)	6,250	5,625	1,875	10,000	*	0	10,000	*
NFS/FMTC Rollover IRA FBO Kenneth Eric Halverson (60)	2,000	1,000	3,000	0	*	0	0	*
NFS/FMTC Roth IRA FBO Paul R. Schimmel (61)	9,522	3,189	3,750	8,961	*	8,961	0	*
Opus Point Healthcare Value Fund LP (62)	22,500	18,750	11,250	30,000	*	0	30,000	*
J&C Resources LLC (63)	12,500	11,250	3,750	20,000	*	0	20,000	*
Unnamed Selling Stockholders(65)	120,100	89,000	93,300	115,800	1.90%	0	115,800	1.83%
__________
*	Less than 1%

(a)
All Other Securities may be any combination of warrants and stock options. Unless indicated otherwise in the footnotes, Shares of Common Stock Underlying All Other Securities Owned Before this Offering reflects shares of common stock underlying warrants held by the selling stockholders.

(b)
Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants and stock options held by the selling stockholders, are sold in the offering.

(c)
Applicable percentage ownership is based on the sum of (i) 5,653,381 shares of common stock outstanding as of September 30, 2014, (ii) 375,938 shares of common stock issuable upon exercise of the outstanding warrants to purchase common stock issued in the 2013 Private Placement, and (iii) shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2014, provided that such shares are included for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not included in computing the percentage of any other person.

(d)
The term “Separate Offering” relates to a contemplated, separate registration and offering for resale by certain Selling Stockholders of up to 1,085,991 additional shares of the Company’s Common Stock, consisting of (i) 849,091 shares of issued and outstanding Common Stock and (ii) 236,900 shares of Common Stock issuable upon the exercise of warrants to purchase the Company’s Common Stock. The additional common shares and warrants (collectively, the “2013 Exchange Securities”) were issued to such Selling Stockholders in the August 2013 Exchange, as further described on page 6 of this prospectus. The Other Offering by such Selling Stockholders will be made pursuant to a separate prospectus included in a separate registration statement on Form S-3 (File No. 333-191645).

(e)
Assumes all of the shares of common stock to be registered on the registration statements of which this prospectus is a part and the registration statement for the Other Offering on Form S-3 (File No. 333-191645), including all shares of common stock underlying warrants and stock options held by the selling stockholders, are sold in the offerings. Unless indicated otherwise in the footnotes, Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering reflects 50% shares of common stock and 50% shares of common stock underlying warrants held by the selling stockholders.

(f)
Applicable percentage ownership is based on the sum of (i) 5,653,381 shares of common stock outstanding as of September 30, 2014, (ii) 375,938 shares of common stock issuable upon exercise of the outstanding warrants to purchase common stock issued in the 2013 Private Placement, (iii) 236,900 shares of common stock issuable upon exercise of the outstanding warrants to purchase common stock issued in the August 2013 Exchange, and (iv) shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2014, provided that such shares are included for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not included in computing the percentage of any other person.

(1)	Mark J. Temkin has voting control and investment power over the securities owned by the selling stockholder.

(2)	Yadon Arod has voting control and investment power over the securities owned by the selling stockholder.

(3)	Robert L. Bahr has voting control and investment power over the securities owned by the selling stockholder.

(4)	Peter Beck has voting control and investment power over the securities owned by the selling stockholder.

(5)	John G. Braum has voting control and investment power over the securities owned by the selling stockholder.

(6)	Christopher Clericuzio has voting control and investment power over the securities owned by the selling stockholder.

(7)
Shares of Common Stock Being Offered in this Offering consists of 6,250 shares of common stock and 3,125 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 7,022 shares of common stock and 1,939 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 315 shares of common stock and 63 shares of common stock issuable upon the exercise of warrants held by Mr. Coradini and exercisable within 60 days of September 30, 2014. Mr. Coradini was a member of our board of directors until December 30, 2013.

(8)	David Berley has voting control and investment power over the securities owned by the selling stockholder. Its address is 419 Park Avenue South, New York, NY 10016.

(9)	Dale R. Davey has voting control and investment power over the securities owned by the selling stockholder.

(10)	Lewis M. Edelstein has voting control and investment power over the securities owned by the selling stockholder.

(11)
Helen M. Carroll and Linda G. Williams share voting control and investment power over the securities owned by the selling stockholder. Its address is Goodman’s Bay Corporate Centre, Ground Floor, West Bay Street, P.O. Box N-3933, Nassau, Bahamas, Attention: Helen M. Carroll.

(12)	Ronald Finestone has voting control and investment power over the securities owned by the selling stockholder.

(13)	Jack Frank has voting control and investment power over the securities owned by the selling stockholder. Its address is 541 10th Street NW, Atlanta, GA 30318.

(14)	William G. Glendenning has voting control and investment power over the securities owned by the selling stockholder.

(15)	Douglas Grant has voting control and investment power over the securities owned by the selling stockholder.

(16)	Roze Grant has voting control and investment power over the securities owned by the selling stockholder.

(17)	Timothy W.Hansen has voting control and investment power over the securities owned by the selling stockholder.

(18)	Steven C. Helman has voting control and investment power over the securities owned by the selling stockholder.

(19)	Max G. Johnson has voting control and investment power over the securities owned by the selling stockholder.

(20)	Thomas J. Jones III has voting control and investment power over the securities owned by the selling stockholder.

(21)
Shares of Common Stock Being Offered in this Offering consists of 2,500 shares of common stock and 1,250 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 1,404 shares of common stock and 388 shares of common stock issuable upon the exercise of warrants held by The Kanter Family Foundation. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 10,076 shares of common stock and 10,000 shares of common stock issuable upon the exercise of warrants held by The Kanter Family Foundation. Mr. Kanter, a member of our board of directors, has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by The Kanter Family Foundation. See also note 22.

(22)
Shares of Common Stock Being Offered in this Offering consists of 500 shares of common stock and 250 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 2,808 shares of common stock and 775 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 31 shares of common stock and 482 shares of common stock issuable upon the exercise of stock options held by Mr. Kanter and exercisable within 60 days of September 30, 2014. Mr. Kanter is a member of our board of directors. See also note 21.

(23)	Joshua S. Kanter has voting control and investment power over the securities owned by the selling stockholder. Its address is 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182.

(24)	Michael D. Langan has voting control and investment power over the securities owned by the selling stockholder.

(25)	Robert C. Lannert has voting control and investment power over the securities owned by the selling stockholder.

(26)	Paul Coviello has voting control and investment power over the securities owned by the selling stockholder.

(27)	Bruce Locker has voting control and investment power over the securities owned by the selling stockholder.

(28)	Alan H. Lund has voting control and investment power over the securities owned by the selling stockholder.

(29)	Terry Mace has voting control and investment power over the securities owned by the selling stockholder.

(30)
Shares of Common Stock Being Offered in this Offering consists of 2,750 shares of common stock and 1,375 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That

is Not Part of this Offering consists of 70,218 shares of common stock and 19,386 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 50,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Dominique Sémon has voting control and investment power over the securities owned by the selling stockholder. Its address is 424 West 33rd Street, Suite 520, New York, NY 10001.

(31)	William R. Miller has voting control and investment power over the securities owned by the selling stockholder. Its address is PO Box 603, Shamokin, PA 17872-0603.

(32)	Daniel R. Monks has voting control and investment power over the securities owned by the selling stockholder. Its address is 8355 Vollmer Road, Colorado Springs, CO 80908.

(33)	Robyn Schreiber has voting control and investment power over the securities owned by the selling stockholder. Its address is 64 Shelter Lane, Roslyn, NY 11577.

(34)	George J. and Barbara Lynn O’Connor share voting control and investment power over the securities owned by the selling stockholder.

(35)	Dr. Larry A. Hauskins, M.D. has voting control and investment power over the securities owned by the selling stockholder. Its address is 4569 Cypress Lake Drive, Lake Charles, LA 70611.

(36)	Stanley Michael Rein has voting control and investment power over the securities owned by the selling stockholder.

(37)	Ronald G. Rossi has voting control and investment power over the securities owned by the selling stockholder. Its address is 1517 S. Delsea Drive, Vineland, NJ 08360.

(38)
Shares of Common Stock Being Offered in this Offering consists of 5,000 shares of common stock and 2,500 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 11,235 shares of common stock and 3,102 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 5,348 shares of common stock and 828 shares of common stock issuable upon the exercise of warrants and stock options held by Mr. Shivji and his affiliates exercisable within 60 days of September 30, 2014. Alnoor Shivji, who was our Chairman of the Board until July 17, 2014, has voting control and investment power over the securities owned by The Shivji Family Trust dated June 12, 2000.

(39)	Gerald A. Tomsic has voting control and investment power over the securities owned by the selling stockholder.

(40)	Ingram Tynes has voting control and investment power over the securities owned by the selling stockholder.

(41)	Ralph T. Wood has voting control and investment power over the securities owned by the selling stockholder.

(42)	Dallas L. Wuethrich has voting control and investment power over the securities owned by the selling stockholder.

(43)	Jaye S. Venuti, DDS & Michael H. Yokoyama, DDS share voting control and investment power over the securities owned by the selling stockholder. Its address is 3439 Camino Alegre, Carlsbad, CA 92009.

(44)	Don B. Whaley has voting control and investment power over the securities owned by the selling stockholder. Its address is 3638 Glen Haven Blvd, Houston, TX 77028.

(45)
Shares of Common Stock Being Offered in this Offering consists of 29,542 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 14,771 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 117,712 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 32,499 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014.

(46)
Shares of Common Stock Being Offered in this Offering consists of 7,208 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 3,604 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 28,532 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 7,877 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014.

(47)
Shares of Common Stock Being Offered in this Offering consists of 16,360 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 8,180 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 71,345 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 19,697 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014.

(48)
Shares of Common Stock Being Offered in this Offering consists of 977 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 488 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 3,867 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 1,068 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014.

(49)
Shares of Common Stock Being Offered in this Offering consists of 17,738 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 8,869 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 70,218 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 19,386 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014.

(50)
Shares of Common Stock Being Offered in this Offering consists of 1,419 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 709 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 5,617 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 1,551 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”) has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 51-53 and 64.

(51)
Shares of Common Stock Being Offered in this Offering consists of 709 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 355 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 2,809 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 775 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50, 52, 53 and 64.

(52)
Shares of Common Stock Being Offered in this Offering consists of 709 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 355 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 2,809 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 775 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50, 51, 53 and 64.

(53)
Shares of Common Stock Being Offered in this Offering consists of 2,838 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 1,419 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 11,236 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 3,102 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50-52 and 64.

(54)
Shares of Common Stock Being Offered in this Offering consists of 19,805 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 9,903 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 86,258 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 24,392 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 55, 56 and 57.

(55)
Shares of Common Stock Being Offered in this Offering consists of 22,695 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 11,347 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 89,844 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 27,951 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 56 and 57.

(56)
Shares of Common Stock Being Offered in this Offering consists of 16,575 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 11,666 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 102,304 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 20,414 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 55 and 57.

(57)
Shares of Common Stock Being Offered in this Offering consists of 25,925 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 9,584 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 82,797 shares of common stock (issued on conversion of Series 1 Convertible Preferred Stock) and 31,929 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 55 and 56.

(58)	Frank Restivo has voting control and investment power over the securities owned by the selling stockholder.

(59)	Robert Russell has voting control and investment power over the securities owned by the selling stockholder.

(60)	Kenneth Eric Halverson has voting control and investment power over the securities owned by the selling stockholder.

(61)
Shares of Common Stock Being Offered in this Offering consists of 2,500 shares of common stock and 1,250 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 7,022 shares of common stock and 1,939 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 2014. Paul Schimmel has voting control and investment power over the securities owned by the selling stockholder. Its address is 9822 la Jolla Farms Rd, La Jolla, CA 92037-1135.

(62)
Michael S. Weiss and Lindsay A. Rosenwald share voting control and investment power over the securities owned by the selling stockholder. Its address is 787 Seventh Avenue, 48th Floor, New York, NY 10019.

(63)	Charles Johnston has voting control and investment power over the securities owned by the selling stockholder. Its address is 1201 Jupiter Park Drive, Jupiter, FL 33458.

(64)
Shares held by funds and certain managed accounts with respect to which Great Point Partners, LLC acts as investment manager (the “GPP Investors”). Each of Dr. Jay, as senior managing member of Great Point Partners, LLC, and Mr. David Kroin, as special managing member of Great Point Partners, LLC, has voting and investment power with respect to such shares. Notwithstanding the foregoing, Great Point Partners, LLC, Dr. Jay and Mr. Kroin disclaim beneficial ownership of any such shares, except to the extent of their respective pecuniary interests. The selling stockholder’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(65)
Reflects selling stockholders who have not affirmatively elected to include these shares in this prospectus. We will file a post-effective amendment to the registration statement of which this prospectus forms a part, as may be appropriate, to identify the selling stockholders of these shares prior to the sale of such shares pursuant to this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or any portion of their shares of common stock from time to time directly or, alternatively, through one or more underwriters, broker-dealers or agents. Such shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

(i)	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

(ii)	in the over-the-counter market;

(iii)	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

(iv)	through the writing of options, whether such options are listed on an options exchange or otherwise;

(v)	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

(vi)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(vii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(viii)	an exchange distribution in accordance with the rules of the applicable exchange;

(ix)	privately negotiated transactions;

(x)	short sales;

(xi)	sales pursuant to Rule 144;

(xii)	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

(xiii)	in an underwritten offering;

(xiv)	a combination of any such methods of sale; and

(xv)	any other method permitted pursuant to applicable law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholder may also sell their shares short and deliver other shares of our common stock to close out such short positions, or loan or pledge their shares to broker-dealers that in turn may sell such shares.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We will, however, receive approximately $9.8 million from the selling stockholders if they exercise their warrants in full, on a cash basis, which we will use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration. Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by McDonald Carano Wilson, LLP, Reno, Nevada.

EXPERTS

SingerLewak LLP, an independent registered public accounting firm, have audited our financial statements for the years ended December 31, 2013 and 2012, as stated in their report appearing in the Form 10-K filed with the SEC on March 14, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•
our current reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 6, 2014, February 12, 2014, March 21, 2014, May 30, 2014, June 30, 2014, July 18, 2014 and August 18, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 19, 2014.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, California 94555, Attention: Corporate Secretary, Telephone: (510) 651-4450. Copies of the above reports may also be accessed from our web site at www.wafergen.com. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WAFERGEN BIO-SYSTEMS, INC.

PROSPECTUS

Up to 1,120,763 shares of common stock, par value $0.001 per share

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees	$2,489
Legal Fees	343,000
Accounting Fees	26,000
Miscellaneous Fees and Expenses	13,000

Total	$384,489

Item 15. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by  such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 15, 2014.

WAFERGEN BIO-SYSTEMS, INC.
By:	/s/ IVAN TRIFUNOVICH
Ivan Trifunovich
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael P. Henighan and Ivan Trifunovich and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ IVAN TRIFUNOVICH	Chief Executive Officer and President	October 15, 2014
Ivan Trifunovich	(Principal Executive Officer)

/s/ MICHAEL P. HENIGHAN	Chief Financial Officer and Vice President of Finance	October 15, 2014
Michael P. Henighan	(Principal Financial Officer and Principal Accounting Officer)

/s/ DR. R. DEAN HAUTAMAKI	Director	October 15, 2014
Dr. R. Dean Hautamaki

/s/ MAKOTO KANESHIRO	Director	October 15, 2014
Makoto Kaneshiro

/s/ JOEL KANTER	Director	October 15, 2014
Joel Kanter

/s/ WILLIAM MCKENZIE	Director	October 15, 2014
William McKenzie

/s/ ROBERT SCHUEREN	Director	October 15, 2014
Robert Schueren

Exhibit Index
			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

2.1	Asset Purchase Agreement dated January 6, 2014, by and between Wafergen, Inc. and IntegenX Inc.		S-1/A		2.1	1/27/2014

3.1	Amended and Restated Articles of Incorporation of WaferGen Bio-systems, Inc., dated January 31, 2007		8-K		3.1	2/1/2007

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company		8-K		3.1	8/28/2013

3.3	Certificate of Designation of the Series 1 Convertible Preferred Stock		8-K		3.2	8/28/2013

3.4	Certificate of Withdrawal of Certificate of Designation of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock		8-K		3.3	8/28/2013

3.5	Bylaws of WaferGen Bio-systems, Inc.		SB-2		3.2	8/9/2006

3.6	First Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	6/1/2011

3.7	Second Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	10/19/2011

4.1	Form of Warrants to purchase shares of Common Stock of the Company, issued December 23, 2009, to investors in the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.59	3/2/2010

4.2	Form of Warrants to purchase shares of Common Stock of the Company, issued July 7, 2010, to investors in the Company’s July 2010 offering of units of securities		8-K		4.1	7/8/2010

4.3	Form of Warrant to purchase shares of Common Stock of the Company, issued July 7, 2010, to placement agents and certain related parties in connection with the Company’s July 2010 offering of units of securities		10-Q	6/30/2010	10.3	8/16/2010

4.4	Warrant to purchase shares of Common Stock of the Company, issued December 7, 2010, to Oxford Finance Corporation		8-K		10.2	12/13/2010

4.5	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		8-K		4.1	8/28/2013

4.6	Form of Warrants to purchase shares of Common Stock of the Company issued to investors in the Company’s August and September 2013 private placement offering of units of securities		8-K		4.1	8/28/2013

4.7	Form of Warrant to purchase shares of Common Stock of the Company issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		8-K		4.2	8/28/2013

4.8	Form of Promissory Note in favor of WaferGen Biosystems (M) Sdn. Bhd. dated August 15, 2013		S-1		4.10	10/9/2013

4.9	Form of Amendment to Common Stock Purchase Warrant (Exchange Transaction) issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		S-1		4.11	5/28/2014

4.10	Form of Amendment to Common Stock Purchase Warrant (Private Placement Transaction) issued to investors in the Company’s August and September 2013 private placement offering of units of securities		S-1		4.10	10/9/2013

4.11	Form of Amendment to Common Stock Purchase Warrant (Placement Agent Warrants) issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		S-1		4.10	10/9/2013

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

4.12	Form of Common Stock Certificate		S-1/A		4.14	7/18/2014

4.13	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2014, to investors in the Company’s August 2014 public offering		S-1/A		4.15	8/19/2014

4.14	Form of Underwriter Warrant to purchase shares of Common Stock of the Company, issued August 27, 2014, to underwriters and certain related parties in the Company’s August 2014 public offering		S-1/A		4.16	7/18/2014

5.1	Opinion of McDonald Carano Wilson LLP		S-1/A		5.1	1/9/2014

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Independent Auditor with respect to the Abbreviated Financial Statements the Apollo Product Line.	X

23.3	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1)		S-1/A		5.1	1/9/2014

24.1	Power of Attorney (included on signature page hereto)	X